UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 2004

MOBILE MINI, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-12804	86-0748362

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101, Tempe, Arizona	85283

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 894-6311

None

(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

99.1	Registrant’s press release, dated July 28, 2004.

Item 12. Results of Operation and Financial Condition.

On July 28, 2004, Mobile Mini, Inc. issued a press release announcing its financial results for the second quarter and six months ended June 30, 2004. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information in this Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

The press release includes the financial measure “EBITDA” and certain pro forma financial results. The EBITDA and pro forma financial measures may each be deemed a “non-GAAP financial measure” under rules of the Securities and Exchange Commission. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization, and debt restructuring expense. We use EBITDA as a financial measure in management decision-making because we believe it provides useful supplemental information regarding our financial and liquidity position and facilitates internal comparisons to historical financial position and operating performance of prior periods and external comparisons to competitors’ financial

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position and operating performance. In addition, several of the financial covenants under our revolving credit facility are expressed by reference to this financial measure, similarly computed. The pro forma financial results that we report show our operating results absent litigation costs and related expenses that we incurred during the relevant period in connection with specified Florida litigation matters. In its decision-making, management adjusts results to exclude these litigation costs and expenses, particularly when making operational decisions that involve branch operations and expansion opportunities. We include the EBITDA and the pro forma financial measures in the earnings announcement to provide transparency to investors. A reconciliation of net income to EBITDA follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Net Income	$(2,130)	$4,582	$1,703	$7,737
Interest expense	3,240	4,970	6,456	9,962
Provision for income taxes	(1,362)	3,054	1,089	5,158
Depreciation and amortization	2,673	3,042	5,290	6,021
Debt restructuring expense	10,440	—	10,440	—

EBITDA	$12,861	$15,648	$24,978	$28,878

For a reconciliation of the pro forma results to actual results for the three and six months ended June 30, 2003, please see page 6 of the press release, which is furnished as Exhibit 99.1 to this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.
Dated: July 27, 2004	/s/ Larry Trachtenberg
	Name:	Larry Trachtenberg
	Title:	Executive Vice President and Chief Financial Officer

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